Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL WAIVER AND RELEASE

This Severance Agreement and General Waiver and Release (the “Agreement”) is made and entered into by and between David Blum (“Employee”) and CECO Environmental Corp. (“CECO”).

Whereas, Employee has been employed by CECO as a President of Kirk and Blum and

Whereas, CECO has decided to eliminate Employee’s position; and

Whereas, Employee and CECO mutually desire to resolve amicably all differences or disputes, if any, that exist or may exist between them;

Now, therefore, in consideration of the above and of the payments, mutual promises, and other good and valuable consideration set forth in this Agreement, the sufficiency of which is hereby explicitly acknowledged, Employee and CECO agree as follows:

1. Employee’s employment with CECO shall end effective May 28, 2010. CECO shall record Employee’s separation as mutual agreement due to position elimination.

2. Upon Employee’s signature of this Agreement, and subject to CECO’s rights set forth herein, and provided that Employee complies with all terms and conditions of the Agreement, CECO shall provide to Employee the following payments and benefits:

a. A severance payment equal to thirty-one (31) weeks of regular pay, in the gross amount of One Hundred Forty-Two Thousand Eight Hundred Fifty Seven Dollars and No Cents ($142,857.00) less all applicable, legally required payroll deductions, to be paid in fifteen (15) bi-weekly payments of Nine Thousand Two Hundred Two Dollars and No Cents ($9,202.00) and one (1) biweekly payment of Four Thousand Eight Hundred Twenty Seven Dollars and No Cents ($4,827.00), less all applicable, legally required payroll deductions starting on the first regularly-scheduled payroll run falling on or after the eighth (8th) business day following the date Employee signs this Agreement.

b. Payment towards the cost of seven (7) months of Employee’s COBRA health insurance coverage (June 1, 2010 through December 31, 2010), should Employee elect COBRA coverage (information regarding which the Company will provide under separate cover at the appropriate time), in an amount equivalent to the Company’s current employer-paid portion of Employee’s existing health insurance coverage. The Company shall make this payment on Employee’s behalf directly to the health insurance coverage provider on a timely basis.

c. CECO’s agreement not to contest any applicable claim for unemployment compensation by Employee, provided that Employee does not make any disparaging or false statements about CECO in support of any such claim. In so doing, Employee fully understands that by not contesting an unemployment compensation claim, CECO cannot guarantee that Employee will in fact receive those benefits. Moreover, Employee further understands that if CECO is required by law to provide testimony or information concerning the ending of Employee’s employment, or the severance payment received by Employee pursuant to this Agreement, CECO has not breached the Agreement.

d. If Employee requests input from CECO in connection with any search for subsequent employment, he/she shall direct any and all prospective employers to contact CECO’s Director of Human Resources, currently Hilliary Jeffries, at (513) 458-2696 regarding his/her employment with CECO. In response to any such inquiries from prospective employers, the Director of Human Resources will disclose only Employee’s dates of employment, job title, salary, and that Employee’s employment with CECO ended due to mutual agreement due to the elimination of his/her position.

e. CECO and its representatives agree that they will not make any disparaging or critical statements about Mr. Blum to anyone, whether in the context of a job reference or otherwise.

Employee acknowledges that the above-referenced payments and benefits are things of value which Employee would not receive except for his/her signature of this Agreement and fulfillment of the promises contained herein. Employee further agrees that the payments and other benefits constitute full, final, and complete satisfaction of any and all “Claims” by Employee against any or all of the “Releasees,” as those terms are defined in the following paragraph.

3. In exchange for the consideration set forth above, Employee, on behalf of himself/herself and any heirs, dependents, spouses, beneficiaries, successors, agents, assigns, executors, and/or administrators, hereby fully, finally, and forever releases and agrees not to sue or be a party to any lawsuit of any kind or nature against CECO, CECO’s former and current officers, directors, owners, partners, members, shareholders, representatives, agents, employees, subsidiaries, parents, affiliates, divisions, and all other related entities of CECO and their respective heirs, predecessors, successors, and assigns, and all other persons and entities acting by, through, under, or in concert with any of them (hereinafter, “Releasees”) for any and all claims, complaints, causes of action, lawsuits, rights, liabilities, obligations, promises, agreements, grievances, controversies, damages, demands, losses, debts, costs, expenses, or attorneys’ fees (hereinafter, “Claims”), whether asserted or unasserted, known or unknown, from the beginning of time through the date Employee signs this Agreement, including but not limited to Claims arising out of or relating to Employee’s employment with CECO and/or his/her separation therefrom under any federal, state, or local law, regulation, or the common law, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (“ADA”), as amended, the Family and Medical Leave Act (“FMLA”), as amended, the Age Discrimination in Employment Act (“ADEA”), and analogous Michigan and/or Ohio laws. Claims released do not include applicable and vested benefits to which Employee is entitled, if any, pursuant to CECO’s retirement plan(s), as set forth in and governed by the formal Plan Document(s). Employee warrants that he/she has not assigned or transferred any Claims against Releasees to any other person or entity. Except as expressly provided for herein, this release of Claims also shall include Employee’s entitlement to any further benefits under all other employee benefit programs sponsored or maintained by CECO.

Employee expressly acknowledges that if he/she files any Claim regarding any matter described in this Agreement, Employee will be in breach of the Agreement and CECO shall be entitled to revoke or recover from him/her all consideration given under this Agreement as well as its attorneys’ fees and costs incurred in defending against such action,

4. Exclusively as this Agreement pertains to Employee’s release of Claims, if any, under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., Employee, pursuant to and in compliance with the Older Workers Benefit Protection Act: (i) is advised to consult with an attorney prior to executing this Agreement; (ii) is afforded a period of forty-five (45) calendar days to consider this Agreement; and (iii) may revoke this Agreement (with regard to his/her ADEA waiver and release) during the seven (7) calendar days following his/her signature of the Agreement. Employee’s knowing and voluntary execution of this Agreement is an express acknowledgment and agreement that Employee had the opportunity to review this Agreement with an attorney if he/she so desired; that Employee was afforded twentyone (21) days to consider the Agreement before executing it (even if he/she voluntarily chose to sign the Agreement prior to the expiration of the 21-day period); that Employee agrees this Agreement is written in a manner that enables him/her fully to understand its content and meaning; and that Employee is being given seven (7) days to revoke the Agreement.

This Agreement as it pertains to the release of Claims under the ADEA shall become effective and enforceable seven (7) calendar days after Employee signs it. All other provisions of the Agreement or parts thereof shall become effective and enforceable upon execution; provided, however, that if Employee revokes the Agreement as provided in (iii) above, CECO may revoke the Agreement in its entirety during the seven (7) calendar day period following Employee’s revocation. Notice of any revocation must be in writing and delivered to CECO’s Director of Human Resources, Hilliary Jeffries, at 3120 Forrer Street, Cincinnati, Ohio 45209, on or before the effective date of revocation.

5. In exchange for Employee’s receipt of the above-referenced payments and benefits, and as a material inducement for CECO to enter into this Agreement, Employee further agrees:

a. To refrain from making or publishing any disparaging or false statements, oral or written, about CECO or any of the other Releasees;

b. To renounce and forever waive any and all employment in any capacity whatsoever with CECO and/or any other Releasee, and not apply for, be employed by, or otherwise seek employment at any time with CECO or any other Releasee;

c. To return, within five business days of Employee’s signature of this Agreement, all CECO-owned property (“Property”) that has not been returned already to CECO on Employee’s separation date. Any such Property should be returned to the Jeff Lang or his designee. The term “Property” includes, without limitation, correspondence, files, e-mails, memos, reports, minutes, plans, records, surveys, identification cards, security access cards or devices, keys, confidential or proprietary software, diagrams, computer printouts, computer disks or CDs, hard drives, manuals, customer or vendor documentation, or any other medium, electronic, digital, or otherwise, for storing information, and all copies or reproductions of any such Property. The return of all Property includes the complete and effective deletion of all CECO material on Employee’s personal computer, if Employee has one; and

d. That neither Employee nor anyone else at Employee’s direction has copied in any manner or otherwise retained any such Property. Employee further agrees that all information disclosed to or discovered by Employee during his/her employment with CECO regarding CECO’s operations, services, products, procedures, practices, processes, or systems, including but not limited to sales and marketing strategies; prior, current, or potential client lists or client information; pricing or bidding information and practices; vendor/supplier information; compensation policies; research and development information; environmental matters; computer or telephone systems, directories, and/or database information; personnel matters; trade secrets; planning goals; management action plans; and/or financial information, are collectively considered “Confidential Information” and are valuable and unique assets of CECO, unless such information generally is known or could be readily ascertainable by the general public through no fault of Employee. Therefore, Employee shall not, directly or indirectly, intentionally or unintentionally, use, disseminate, or disclose any Confidential Information to any other person or entity. Employee agrees that CECO’s remedy at law for any breach of this Paragraph 5.d. would be inadequate and, therefore, agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding to enforce this Paragraph 5.d.

6. Employee represents and warrants that he/she has not (a) assigned or transferred any Claims against any of the Releasees to any other person or entity, (b) filed any Claims against any of the Releasees with any local, state, or federal agency, department, or ,court, or (c) claimed an interest in any such Claims. Employee also waives the right to recover any monetary damages or other relief in any Claims brought by or through the Equal Employment Opportunity Commission (“EEOC”) or any other local, state, or federal agency, department, or court.

7. The terms and intention of this Agreement are to end amicably the employment relationship between Employee and CECO and compromise and settle any existing or potential Claims. Employee acknowledges and agrees that neither this Agreement nor any actions or statements taken or made hereunder constitute evidence of any liability under, violation of, or noncompliance with any law or statute, regulation, the common law, or any agreement which exists or allegedly may exist by and between Employee and CECO, nor the admission of any wrongdoing or liability of CECO or any of the other Releasees. CECO specifically denies and disclaims any liability and by entering into this Agreement intends merely to resolve any differences in an amicable way.

8. Employee agrees that the existence and terms of this Agreement, as well as all discussions concerning this Agreement, are confidential. Accordingly, Employee shall not disclose the Agreement’s existence or terms, or any related discussions, to any person or entity other than Employee’s attorney, tax advisor, accountant, or spouse, or as otherwise required and compelled by law. In so doing, Employee shall instruct his/her attorney, tax advisor, accountant, and/or spouse that the information is confidential and shall not be disclosed to any other person or entity. If compelled by law to disclose the above-referenced information, Employee shall immediately notify CECO’s Director of Human Resources. Employee represents that he/she has not, to date, disclosed to any person, other than as allowed above, the existence or terms of this Agreement or any of the related discussions.

9. Employee further understands and agrees that the pledges of confidentiality, nondisparagement, and non-disclosure set forth above are material inducements to CECO to enter into the Agreement, and that any breach of such provisions by Employee would entitle CECO to recover all amounts paid to Employee under the Agreement as well as CECO’s reasonable attorneys’ fees and costs incurred in pursuing such relief.

10. This Agreement is binding upon and inures to the benefit of Employee and CECO and their respective heirs, administrators, representatives, executors, successors, and assigns.

11. This Agreement sets forth the entire understanding and agreement between Employee and CECO and supersedes any and all prior agreements or understandings, whether oral or written. This Agreement cannot be modified or terminated orally, but may be changed only in a written document signed by both Employee and the President of CECO which specifically states that such writing amends this Agreement.

12. Employee acknowledges that in executing this Agreement, he/she does not rely and has not relied upon any representation or statement made by any or all of the Releasees with regard to the subject matter, basis, tax consequences, or effect of this Agreement or otherwise, other than the obligations of the parties set forth in writing in this Agreement. Employee also assumes the risk of all possible differences in facts if any facts Employee now believes to be true are found to be different than he/she believes.

13. If, for any reason, any portion of this Agreement should be found invalid or unenforceable, all remaining parts shall remain binding and in full force and effect to the maximum extent permitted under Ohio law.

14. This Agreement shall be interpreted, enforced, and governed by the laws of the State of Ohio, without regard to any choice of law or conflict of law provisions. Employee acknowledges and consents to exclusive jurisdiction and venue, with regard to this Agreement, in the state and federal courts located in Hamilton County, Ohio.

15. EMPLOYEE AGREES THAT HE/SHE IS FULLY ABLE AND COMPETENT TO ENTER INTO THIS AGREEMENT, HAS READ THE AGREEMENT CAREFULLY AND IN ITS ENTIRETY, HAS TAKEN REASONABLE TIME TO CONSIDER IT, HAS HAD THE OPPORTUNITY, SHOULD EMPLOYEE SO DESIRE, TO HAVE COUNSEL OF CHOICE REVIEW IT, FULLY UNDERSTANDS ITS TERMS, AND THAT HIS/HER AGREEMENT TO ALL OF ITS PROVISIONS IS MADE FREELY, VOLUNTARILY, AND WITH FULL KNOWLEDGE AND UNDERSTANDING OF ITS TERMS AND CONTENTS.

EMPLOYEE		CECO ENVIRONMENTAL CORP.

/s/ David D. Blum		By:	/s/ Hilliary L. Jeffries

Date:	5-18-10	Title:	Dir of HR

Witness:	/s/ Hilliary L. Jeffries	Date:	5-18-10

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